EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
August 4, 2009	NasdaqCM-EVOLD

Evolving Systems Reports 2009 Second Quarter and Six-Month Financial Results

Net income:

•                  Up 42% from Q2 2008 to $1.1 million — $0.11 EPS

•                  Up 290% from first half 2008 to $2.1 million — $0.21 EPS

•                  Most profitable Q2 and first half since 2003

•                  EPS figures adjusted for recent 1-for-2 reverse split

Constant currency revenue increases 8% in both second quarter and six-month period

Bookings highlights:

•                  New product offering license and services orders for first half up 258% year over year

•                  New products accounted for 67% of first half license and services bookings

•                  Emerging markets customers comprise 81% of first half license and services bookings

Record high second quarter ending license and services backlog of $9.6 million as a global business

$3 million in accelerated debt pay down in first half of 2009

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NasdaqCM-EVOLD), a leading provider of software solutions and services to the wireless, wireline and cable markets, today reported increased profitability and strong overall results for its second quarter and six month period ended June 30, 2009.

“We continue to experience solid demand for our solutions, highlighted by growing interest in our new product offerings in emerging markets, where we have been aggressively targeting carriers for the past few years,” said Thad Dupper, president and CEO of Evolving Systems.  “We experienced good growth in constant currency revenue, operating income, net income and adjusted EBITDA.  We’re particularly pleased with fully diluted EPS of $0.11 in the second quarter and $0.21 for the six-month period, after reflecting the effect of our one-for-two reverse stock split.

“We recorded two more sales of our new Dynamic SIM Allocation™ (DSA) solution in the second quarter, bringing the total number of DSA sales year to date to four — three with customers in emerging markets and one with a customer in Europe,” Dupper added.  “Our newest product offerings — DSA and our international NumeriTrack® (iNT)

solution — comprised 21% of revenue and 43% of new orders during the second quarter — an important indicator that our focus on new products and emerging markets is paying off.”

Second Quarter Results

Second quarter net income rose 42% to $1.1 million, or $0.11 per basic and diluted share, from $775,000, or $0.08 per basic and diluted share, in the second quarter of 2008.  It was the Company’s most profitable second quarter since 2003 and fifth consecutive profitable quarter overall.  Non-GAAP adjusted EBITDA for the second quarter was $2.4 million, up 21% from $2.0 million in the same quarter last year.

Due to the stronger U.S. dollar in the second quarter of 2009 compared with the second quarter of 2008, reported revenue in the second quarter was essentially flat at $9.6 million.  However, when adjusted for the change in foreign currency exchange rates, second quarter revenue increased 8% year over year due to growing demand for the Company’s DSA and iNT solutions in emerging markets.  Reported license fees and services revenue as well as customer support revenue totals were nearly flat at approximately $5.4 million and $4.3 million, respectively, for the comparative second quarters.  Second quarter revenue mix included $5.6 million in Service Activation, $3.4 million in Numbering Solutions and $0.6 million in Mediation.

Total costs of revenue and operating expenses in the second quarter declined 8% to $7.8 million in 2009 from $8.5 million in 2008, reflecting the positive effects of foreign exchange transactions principally involving the British Pound Sterling.  Adjusted for currency changes, total expenses were up approximately 5%.  The increase in second quarter constant currency expenses was due to higher costs of revenue to support the constant currency revenue growth, increased selling costs to cover the emerging markets, and higher professional fees.

Second quarter income from operations was up 63% to $1.8 million from $1.1 million in the comparable quarter last year.  It was the Company’s 12th consecutive quarter of positive operating income and the second highest total in that category since 2003.

6-Month Results

The Company reported a 290% increase in net income to $2.1 million, or $0.21 per basic and diluted share, through six months as compared with net income of $531,000, or $0.05 per basic and diluted share, in the same period a year ago.  Adjusted EBITDA for the six-month period was $4.3 million, a 47% increase over the total of $2.9 million a year ago.

Again, due to the comparatively stronger U.S. dollar in 2009, reported revenue through the first six months of 2009 declined slightly to $18.5 million from $18.8 million in the same period a year ago.  On a constant currency basis, however, revenue increased 8% based on solid growth in demand for new products.  License fees and services revenue declined slightly — to $10.1 million from $10.2 million — while customer support revenue was $8.4 million versus $8.6 million in the year ago period.  Revenue mix included $10.5 million in Activation, $6.8 million in Numbering Solutions and $1.2 million in Mediation.

Total costs of revenue and operating expenses through the first six months of 2009 benefitted from the effects of foreign currency exchange transactions, declining by nearly 13% to $15.3 million from $17.6 million in the comparable six-month period last year.  On a constant currency basis, total costs of revenue and operating expenses increased approximately 2%.

Operating income through six months of 2009 grew 161% to $3.2 million from $1.2 million in the same period of 2008.

Bookings and Backlog Highlights

The Company booked $10.5 million in new orders in the second quarter, a 26% increase over bookings of $8.3 million in the second quarter last year and a 67% increase over bookings of $6.3 million in the first quarter of this year.  Second quarter bookings included $6.1 million in license fees and services and $4.4 million in customer support, representing year over year increases of 15% and 45%, respectively.  Bookings by product category in the second quarter included $6.9 million in Activation, $2.9 million in Numbering Solutions, and $0.6 million in Mediation.

DSA and iNT solutions combined to represent 60% of license fees and services bookings in the second quarter, with DSA contributing 52% and iNT contributing 8%.  As a percentage of total bookings, DSA represented 37% with iNT at 6% for a combined 43% of total bookings.

New orders for the first six months of 2009 increased to $16.7 million from $16.6 million in the same period last year.  Year-to-date new orders were impacted by the acceleration in the first quarter of a large, recurring 2009 license and services order into the fourth quarter of 2008.  License and services orders were flat at $10.8 million for the comparative six-month periods while support orders for the same periods increased to $6.0 million from $5.8 million.  By product category, six-month bookings included $11.0 million in Activation, $4.9 million in Numbering Solutions and $.8 million in Mediation.

Orders for DSA solutions represented 49% of license fees and services bookings through six months while iNT orders came in at 18%, bringing the combined DSA and iNT orders to 67% of license fees and services bookings in the first half of 2009.  License fees and services orders for DSA and iNT solutions in the first half increased a combined 258% over the first half of 2008.  As a percent of total new orders, DSA and iNT contributed 36% and 12%, respectively, for a total of 48% of total bookings year to date.  Emerging markets generated 81% of first half license and services orders.

The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at June 30, 2009, was $19.3 million, up 10% over $17.6 million.  The license fees and services backlog, a leading indicator, increased 35% to $9.6 million from $7.1 million, more than offsetting an 8% decline in customer support backlog.

Balance Sheet Highlights

The Company made a $1.0 million prepayment on its subordinated debt obligations in the second quarter, raising to $3.0 million the total sub-debt prepayments made year to date.  When appropriate, the Company expects to continue accelerating its debt payments in order to enhance earnings and strengthen its balance sheet.  The Company’s cash and cash equivalents balance at June 30, 2009, was $5.0 million.

Conference Call

The Company will conduct a conference call and webcast today at 2:45 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-548-7907 for domestic toll free and 719-325-4905 for international callers.  The conference ID is 3894744.  A telephone replay will be available through August 11, 2009, and can be accessed by calling 1-888-203-1112 or 1-719-457-0820, passcode 3894744.  To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through August 11, 2009.

About Evolving Systems

Evolving Systems, Inc. is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or annual results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 11, 2009, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue:
License fees and services	$5,359	$5,342	$10,104	$10,174
Customer support	4,270	4,303	8,368	8,598
Total revenue	9,629	9,645	18,472	18,772
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	2,065	1,902	3,742	4,126
Costs of customer support, excluding depreciation and amortization	1,401	1,632	2,834	3,125
Sales and marketing	1,942	2,194	3,829	4,381
General and administrative	1,399	1,236	2,832	2,661
Product development	686	950	1,381	2,018
Depreciation	158	252	314	482
Amortization	183	379	354	759
Total costs of revenue and operating expenses	7,834	8,545	15,286	17,552
Income from operations	1,795	1,100	3,186	1,220
Interest and other expense, net	(640)	(212)	(1,057)	(650)
Income before income taxes	1,155	888	2,129	570
Income tax expense	53	113	58	39
Net income	$1,102	$775	$2,071	$531
Basic income per common share	$0.11	$0.08	$0.21	$0.05
Diluted income per common share	$0.11	$0.08	$0.21	$0.05
Weighted average basic shares outstanding	9,777	9,687	9,771	9,684
Weighted average diluted shares outstanding	10,087	9,922	9,992	9,920

Reconciliation of Net Income to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income	$1,102	$775	$2,071	$531
Depreciation	158	252	314	482
Amortization	183	379	354	759
Stock-based compensation expense	225	228	426	456
Interest expense and other, net	640	212	1,057	650
Income tax expense (benefit)	53	113	58	39
Adjusted EBITDA	$2,361	$1,959	$4,280	$2,917

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction.)  Management believes adjusted EBITDA is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Readers of this adjusted EBITDA information are reminded that adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity.  Not all companies calculate adjusted EBITDA identically, so this presentation may not be comparable to similar presentations of other companies.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$4,995	$5,783
Contract receivables, net	9,002	11,484
Unbilled work-in-progress	2,251	1,910
Prepaid and other current assets	1,556	1,309
Total current assets	17,804	20,486
Property and equipment, net	1,285	1,277
Amortizable intangible assets, net	2,314	2,374
Goodwill	22,898	20,811
Long-term restricted cash	100	100
Other long-term assets	194	363
Total assets	$44,595	$45,411
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,356	$2,021
Accounts payable and accrued liabilities	4,421	5,218
Unearned revenue	9,960	11,445
Total current liabilities	15,737	18,684
Long-term liabilities:
Long-term debt and other obligations	3,270	6,344
Deferred foreign income taxes	388	441
Total liabilities	19,395	25,469
Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	82,284	81,824
Accumulated other comprehensive loss	(2,543)	(5,270)
Accumulated deficit	(54,551)	(56,622)
Total stockholders’ equity	25,200	19,942
Total liabilities and stockholders’ equity	$44,595	$45,411